Exhibit 99.1

Power Solutions International, Inc. Announces

Listing on The NASDAQ Capital Market®

WOOD DALE, IL, May 28, 2013– Power Solutions International, Inc. (NASDAQ: PSIX), a leader in the design, engineering and manufacture of emissions-certified alternative-fuel and conventional power systems, today announced its common stock was approved for listing on The NASDAQ Capital Market® and commenced trading under the ticker symbol “PSIX.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The company’s unique in-house design, prototyping, engineering and testing capacities allows PSI to customize clean, high-performance engines that run on a wide variety of fuels including natural gas, propane, biogas, diesel and gasoline.

PSI develops and delivers complete .97 to 22 liter power systems, including the new 8.8 liter engine aimed at the industrial and on-road markets including; medium duty fleets, delivery trucks, school buses and garbage/refuse trucks. PSI power systems are currently used worldwide in power generators, forklifts, aerial lifts, and industrial sweepers, as well as in oil and gas, aircraft ground support, agricultural and construction equipment.

Contact:

Power Solutions International, Inc.

Dan Gorey

Chief Financial Officer

+1 (630) 451-2290

dan.gorey@psiengines.com

ICR, LLC

Gary Dvorchak

Senior Vice President

+1 (310) 954-1123

gary.dvorchak@icrinc.com